Exhibit 99.2

[Hancock Fabrics, Inc. Letterhead]

August ___, 2007

[Landlord Name]
[Address]

Re:  Hancock Fabrics, Inc., et al., 07-10358 (Bankr. D.
Del. filed March 21,  2007)

Dear __________,

As you are aware, Hancock Fabrics, Inc., and its affiliates and subsidiaries (together, “Hancock”), filed voluntary petitions for relief under title 11 of the United States Code (the “Bankruptcy Code”) on March 21, 2007 (the “Petition Date”).  Under section 365(d)(4) of the Bankruptcy Code, Hancock has a present deadline of October 17, 2007, to decide to assume or reject its lease(s) with you.  As this decision requires the careful and deliberate evaluation of numerous considerations, I am writing to request your consent to an extension of this period through and including February 29, 2008.6

Since the Petition Date, Hancock has devoted its efforts to an operational restructuring of its businesses, positioning itself to maximize payments to its creditors and strengthen relationships with its key business partners, including its landlords.  Hancock is now in the process of finalizing a business plan which shall form the basis for a plan of reorganization.  Hancock’s hope and intent is to emerge from bankruptcy in early 2008.  Your consent to an extension of the period of time under section 365(d)(4) of the Bankruptcy Code will be a valuable contribution to these efforts. This will avoid Hancock having to make a premature decision to assume or reject your lease(s).

In recognition of this contribution, and as consideration for your agreement to the extension, Hancock agrees that you will continue to receive administrative priority rent payments through and including January 31, 2008, in accordance with the terms of Hancock’s lease(s) with you regardless of whether it rejects your lease(s) prior to January 31, 2008.7

_________________
[1]
Nothing in this letter constitutes an admission, and Hancock reserves all of its rights, remedies, privileges and arguments, including without limitation with respect to the extension of time to assume or reject its leases under section 365(d)(4) of the Bankruptcy Code.

Please sign below indicating your consent to the extension of time, under section 365(d)(4)(B)(ii), for Hancock to assume or reject its lease(s) with you through and including February 29, 2008.  Once you have executed this letter, please return it to Hancock in the enclosed self-addressed stamped envelope.  Thank you for your cooperation.

Yours truly,

Draft

_____________________  .

________________________________
Signatory Name/Title
[Landord Name]

Date: _____, 2007

1159070

______________
[2]	It should be noted that, out of an abundance of caution, Hancock is in the process of obtaining Court authority to make these payments.